FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0577422008-8
FVAguilar	Filing Number 20265873101
Secretary of State State Of Nevada	Filed On 07/02/2026 13:21:46 PM
	Number of Pages 2

Certificate of Change Pursuant to NRS 78.209

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).

2. Indicate the current number of authorized shares and par value, if any, and each class or series before the change.

3. Indicate the number of authorized shares and par value, if any of each class or series after the change.

4. Indicate the change of the affected class or series of issued, if any, shares after the change in exchange for each issued share of the same class or series.

5. Indicate provisions, if any, regarding fractional shares that are affected by the change.

6. NRS required statement.

7. This section is optional. If an effective date and time is indicated the date must not be more than 90 days after the date on which the certificate is filed.

8. Must be signed by an Officer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: **LataMed AI Corp.** Entity or Nevada Business Identification Number (NVID): **NV20081526620**
2. Current Authorized Shares:	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change: **The Corporation is authorized to issue 700,000,000 shares of Common Stock, par value $0.0001 per share, and 300,000,000 shares of Preferred Stock, par value $0.0001 per share.**
3. Authorized Shares After Change:	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change: **The Corporation shall be authorized to issue 3,500,000,000 shares of Common Stock, par value $0.0001 per share, and 1,500,000,000 shares of Preferred Stock, par value $0.0001 per share.**
4. Issuance:	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series: **Each one (1) issued and outstanding share of Common Stock shall be reclassified into five (5) shares of Common Stock. Appropriate proportional adjustments shall be made to the Corporation's outstanding preferred stock, including the Series C Voting Preferred Stock, in accordance with the terms governing such securities.**
5. Provisions:	The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby: **No fractional shares shall be issued. Any fractional share resulting from the forward stock split shall be rounded up to the next whole share.**
6. Provisions:	The required approval of the stockholders has been obtained.
7. Effective Date and time: (Optional)	Date: Time: (must not be later than 90 days after the certificate is filed)

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

8. Signature: (Required)	X Kevin Rodan Levy Signature of Officer	Officer Title	07/02/2026 Date

This form must be accompanied by appropriate fees.
If necessary, additional pages may be attached to this form.